EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 (No. 333-229498), Registration Statement on Form S-3 (No. 333-238242), Registration Statement on Form S-3 (No. 333-272026), Registration Statement on form S-8 (No. 333-265943), Registration Statement on Form S-8 (No. 333-273300) and related Prospectuses of KORU Medical Systems, Inc. of our report dated March 13, 2024, with respect to the financial statements of KORU Medical Systems, Inc., appearing in this Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

/s/ McGrail Merkel Quinn & Associates, P.C.

Scranton, Pennsylvania

March 13, 2024